EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-296116 and 333-254014) of Natural Alternatives International, Inc. (the “Company”) of our report dated September 28, 2026, relating to our audits of the Company’s consolidated financial statements as of June 30, 2026 and 2025, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026 filed with the U.S. Securities and Exchange Commission.

Our report dated September 28, 2026 contains an explanatory paragraph that states the Company has experienced continued net losses and negative operating cash flow, a forecasted inability to meet financial covenant requirements in its credit facility agreement, and insufficient cash resources to satisfy the liabilities under the credit facility agreement should such be deemed in default and the lender exercises its rights under the agreement. Our report further states that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California

September 28, 2026